                         [AMERIANA BANCORP LETTERHEAD]

News Release

Contact:   Jerome J. Gassen
           President and Chief Executive Officer
           (765) 529-2230


                         AMERIANA BANCORP BOARD REDUCES
                   QUARTERLY CASH DIVIDEND TO $0.01 PER SHARE


NEW CASTLE, Ind. (August 31, 2009) - Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp (NASDAQ: ASBI), today announced that the Company's Board of Directors has reduced Ameriana's quarterly cash dividend rate to $0.01 per share from the previous rate of $0.04 per share. The quarterly dividend is payable on October 2, 2009, to shareholders of record as of September 11, 2009.

         Commenting on the announcement, Gassen said, "We have taken this action to preserve capital and help maintain a sound balance sheet in the face of a challenging business climate and ongoing uncertainty regarding the breadth and depth of the current recession. Ameriana continues to approach capital management in a careful and conservative way, and maintaining a strong capital position is key to the successful attainment of our long-term growth objectives and the continued expansion of the Ameriana brand. Accordingly, we believe it is prudent and in the best long-term interest of shareholders to reduce our dividend payout to a level we consider more realistically sustainable considering the current environment. We know that cash dividends are important to most shareholders, and it is our intent to increase the cash dividend in the future as economic and operating conditions improve."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC), and Ameriana Investment Management.

                                     -MORE-

ASBI Announces Quarterly Dividend
Page 2
August 31, 2009


         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

                                      -END-

2118 Bundy Avenue
PO Box H
New Castle, IN 47362-1048
765.529.2230
Fax 765.521.7628
www.ameriana.com
[GRAPHIC OMITTED]